Exhibit (b)(3)

Execution Copy

Denali Holding Inc.

c/o Silver Lake Partners

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

                    September 23, 2013

Michael S. Dell Susan Lieberman Dell Separate Property Trust c/o Dell Inc. One Dell Way Round Rock, TX 78682	Silver Lake Partners III, L.P. Silver Lake Partners IV, L.P. 2775 Sand Hill Road Suite 100 Menlo Park, CA 94025

MSDC Management, L.P. 645 Fifth Avenue 21st Floor New York, NY 10022-5910

Re:	Funding of First Lien Notes into Escrow

Ladies and Gentlemen:

Reference is hereby made to (i) the Interim Investors Agreement, dated as of February 5, 2013, as amended on August 2, 2013 (as amended, restated, modified or supplemented from time to time, and together with all exhibits, annexes and schedules thereto, the “Interim Investors Agreement”), by and among Denali Holding Inc. (“Parent”), Michael S. Dell (“MD”) and Susan Lieberman Dell Separate Property Trust (together with MD, the “MD Investors”), MSDC Management, L.P. (together with its affiliated investment funds, “MSDC Investor”), Silver Lake Partners III, L.P. (“SLP III”), Silver Lake Partners IV, L.P. (“SLP IV”, and together with SLP III, the “Equity Investors”, and together with SLP III, the MD Investors and the MSDC Investor, the “Investors”) and Silver Lake Technology Investors III, L.P. and, for purposes of Sections 2.7.2, 2.12.2, 2.12.6, 2.20 and Article III therein only, Michael S. Dell 2009 Gift Trust, created on May 3, 2009 pursuant to the exercise of a power of appointment by Susan L. Dell over the MSD 1997 Gift Trust and naming Susan L. Dell as trustee thereof, and Susan L. Dell 2009 Gift Trust, created on May 4, 2009 pursuant to the exercise of a power of appointment by Steven A. Lieberman over the SLD 1997 Gift Trust and naming Steven A. Lieberman as trustee thereof, (ii) the Rollover and Equity Financing Commitment Letter, dated as of February 5, 2013, as amended on August 2, 2013, by and between Parent and the MD Investors, (as amended, restated, modified or supplemented from time to time, the “MD Investors Commitment Letter”), (iii) the Equity Financing Commitment Letter, dated as of February 5, 2013, as amended on August 2, 2103, by and between Parent and the MSDC Investor (as amended, restated, modified or supplemented from time to time, the “MSDC Investor Commitment Letter”), (iv) the Equity Financing Commitment Letter, dated as of February 5, 2013, as amended on August 2, 2013, by and between Parent and the SLP Investors (as amended, restated, modified or supplemented from time to time, the “Equity Investors Commitment Letter”, and together with the MD Rollover and Equity Financing Commitment Letter and the MSDC Equity Financing Commitment Letter, the “Investor Commitment Letters”) and (v) the issuance by Denali Borrower LLC and Denali Finance Corp. (collectively, the “Issuer”) of the $1,500,000,000 Senior First Lien Notes due 2020 (the “First Lien Notes”) pursuant to that certain Confidential Offering Circular dated as of September 23, 2013 (the “Offering Circular”). Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Interim Investors Agreement.

It is contemplated that if the First Lien Notes are issued on a date prior to the date that the Merger is consummated, the Issuer will enter into two escrow agreements with The Bank of New York Mellon Trust Company, N.A., as trustee, and The Bank of New York Mellon Trust Company, N.A., as escrow agent (together, the “Escrow Agreement”) pursuant to which the Issuer will be required to deposit (x) the gross proceeds from the offering of the First Lien Notes and (y) the amount sufficient to pay all regularly scheduled interest that would accrue on the First Lien Notes to, but not including, November 8, 2013 into one or more escrow accounts (collectively, the “Escrow Account”), until the date that the conditions to release of the property in the Escrow Account are satisfied or the First Lien Notes are otherwise required to be redeemed pursuant to the terms of the indentures governing the First Lien Notes (the amount in this clause (y), the “Interest Amount”). In furtherance of facilitating the issuance of the First Lien Notes on a date prior to the date that the Merger is consummated, each of Parent, the MD Investors, the MSDC Investor and the SLP Investors agrees as follows:

(i) on the date that the issuance of the First Lien Notes is consummated, or such earlier date as may be required by the Issuer and/or pursuant to the Escrow Agreement, each of the MD Investors, the MSDC Investor and the SLP Investors shall fund an amount of cash to Parent (or its designee), in consideration for purchasing an amount of Subject Equity Securities (as defined in its respective Investor Commitment Letter) as contemplated under its respective Investor Commitment Letter, on the terms therein (other than any conditions therein), equal to its Funding Percentage of the Interest Amount, which Funding Percentage is set forth on Annex A hereto (with respect to each such Investor, the amount funded by such Investor pursuant to the terms of this letter agreement, such Investor’s “Pre-Closing Funded Amount”);

(ii) all such Pre-Closing Funded Amounts shall be contributed by or on behalf of the Issuer to the Escrow Account to satisfy the Interest Amount required to be deposited in the Escrow Account by the Issuers;

(iii) the Investors shall receive their respective Subject Securities in respect of their Pre-Closing Funding Amount on the date that the Closing occurs;

(iv) if the First Lien Notes are redeemed pursuant to the terms of the indentures governing the First Lien Notes without the Closing having occurred and any remaining amounts in the Escrow Account are released from the Escrow Account to, or are otherwise paid to, Parent, the Issuer and/or their respective Affiliates, Parent shall, and shall cause the Issuer or the applicable Affiliate that has received such amounts to, promptly reimburse and repay the MD Investors, the MSDC Investor and the SLP Investors, each such Investors’ Funding Percentage (as set forth on Annex A) of such amounts; and

(v) each Investor’s respective Investor Commitment Letter shall be amended to provide that such Investor’s respective Pre-Closing Funded Amount previously funded by or on behalf of such Investor to Parent (or its designee) pursuant to the terms of this letter agreement shall be, on a dollar-for-dollar basis, credited against and shall be deemed to be partial satisfaction of, such Investor’s aggregate cash commitment thereunder.

This letter agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this paragraph, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.7 of the Merger Agreement.

EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS PARAGRAPH.

This letter agreement may be executed in two or more consecutive counterparts (including by facsimile, of “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

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DENALI HOLDING INC.

By:	/s/ Egon Durban
	Name:	Egon Durban
	Title:	President

[Letter Agreement Signature Page]

MICHAEL S. DELL

/s/ Michael S. Dell

SUSAN LIEBERMAN DELL SEPARATE PROPERTY TRUST

By:	/s/ Susan L. Dell
	Name:	Susan L. Dell
	Title:	Trustee

MSDC MANAGEMENT, L.P.

By:	/s/ Marc R. Lisker
	Name:	Marc R. Lisker
	Title:	Managing Director

SILVER LAKE PARTNERS III, L.P.

By:	Silver Lake Technology Associates III, L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

SILVER LAKE PARTNERS IV, L.P.

By:	Silver Lake Technology Associates IV, L.P., its general partner

By:	SLTA IV (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director